RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888
Final Pricing Supplement	$1,751,000 Ι Reverse Convertible Notes Ι Royal Bank of Canada
Pricing Supplement Dated August 26, 2014 to the Product Prospectus Supplement Dated July 25, 2013, Prospectus Supplement Dated July 23, 2013, and Prospectus Dated July 23, 2013
Royal Bank of Canada is offering six (6) separate Reverse Convertible Notes (“RevCons” or the “Notes”). Each RevCon offering is a separate offering of RevCons linked to one, and only one, Reference Stock named below. The RevCons offered are senior unsecured obligations of Royal Bank of Canada, will pay a coupon at the interest rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement, as set forth below.

The RevCons do not guarantee any return of principal at maturity. Any payments on the RevCons are subject to our credit risk.
Investing in the RevCons involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 of the product prospectus supplement dated July 25, 2013 and “Selected Risk Considerations” beginning on P7 of this pricing supplement.

The RevCons will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Common Terms for All Six RevCons:
Issuer:	Royal Bank of Canada	Listing:	None
Pricing Date:	August 26, 2014	Principal Amount:	$1,000 per RevCons
Issuance Date:	August 29, 2014	Coupon Payment:	Each coupon will be paid in equal monthly payments. (30/360)
Initial Stock Price:	The closing price of the Reference Stock on the Pricing Date.	Final Stock Price:	The closing price of the Reference Stock on the applicable Valuation Date.
Payment at Maturity (if held to maturity):	For each $1,000 principal amount, $1,000 plus any accrued and unpaid interest at maturity unless:
(i) the Final Stock Price is less than the Initial Stock Price; and
(ii) on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount, in addition to accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.

Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of the applicable Reference Stock.
Monitoring Period:	From and excluding the Pricing Date to and including the applicable Valuation Date.
Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement

Specific Terms for Each RevCon:
No	Reference Stock	CUSIP	Annual Coupon Rate	Initial Stock Price	Barrier Price	Term (Mo)	Estimated Initial Value(1)	Principal Amount	Price to Public	Agent’s Commission(2)	Proceeds to Royal Bank of Canada(2)

4515	athenahealth, Inc. (ATHN)	78010UX77	11.75%	$142.60	$114.08	3	$973.11	$750,000	100%	$9,375.00 / 1.25%	$740,625.00 / 98.75%

4503	First Solar, Inc. (FSLR)	78010UW29	13.25%	$71.02	$56.82	3	$976.16	$400,000	100%	$7,000.00 / 1.75%	$393,000.00 / 98.25%

4509	United States Steel Corporation (X)	78010UW94	8.75%	$39.49	$31.59	6	$961.36	$70,000	100%	$1,400.00 / 2.00%	$68,600.00 / 98.00%

4510	Yahoo! Inc. (YHOO)	78010UW86	8.25%	$37.79	$30.23	6	$961.36	$42,000	100%	$840.00 / 2.00%	$41,160.00 / 98.00%

4511	Amazon.com, Inc. (AMZN)	78010UX28	6.25%	$341.83	$273.46	12	$964.29	$154,000	100%	$3,850.00 / 2.50%	$150,150.00 / 97.50%

4514	Goodyear Tire & Rubber Company (GT)	78010UX51	7.00%	$25.13	$20.10	12	$962.53	$335,000	100%	$8,375.00 / 2.50%	$326,625.00 / 97.50%

 (1) The initial estimated value of each of the Notes (per $1,000 in principal amount) as of the Pricing Date is set forth in the table above, and is less than the price to public.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below. See also “Supplemental Plan of Distribution (Conflicts of Interest)” below.

 (2) The price to public for RevCons sold to certain advisory accounts was 98.75% for the 3 month RevCons, 98.50% for the 6 month RevCons and 98.00% for the 12 month RevCons.  RBC Capital Markets, LLC did not receive an agent’s commission in connection with these sales.

RBC Capital Markets, LLC

Reverse Convertible Notes Each Linked to a Single Reference Stock

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This pricing supplement relates to six (6) separate Reverse Convertible Notes (“RevCons”) offerings.  Each RevCon offering is a separate offering of Notes linked to one, and only one, Reference Stock. Two (2) of the Notes have a term of three months (“Three Month Notes”), two (2) have a term of six months (“Six Month Notes”) and two (2) have a term of twelve months (“Twelve Month Notes”) . The term of each Note is indicated above.  If you wish to participate in more than one RevCon offering, you must separately purchase the applicable Notes. The Notes offered by this pricing supplement do not represent Notes linked to a basket of two or more of the Reference Stocks.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series F

Pricing Date:	August 26, 2014

Issuance Date:	August 29, 2014

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Coupon Payment:
Each coupon will be paid at the annual rate set forth on the cover page in equal monthly payments. (30/360)).  For the Three Month Notes, you will receive the stated coupon for only three months of a year, and for the Six Month Notes, you will receive the stated coupon for only six months of a year, such that your actual maximum total return on these Notes will be less than the annual rate.

Coupon Payment Date(s):	The coupon will be paid on the last business day of each month during the term of the Note, except for the final coupon, which will be paid on the applicable Maturity Date.

Three Month Notes:

Valuation Date:	November 25, 2014

Maturity Date:	November 28, 2014

Six Month Notes:

Valuation Date:	February 25, 2015

Maturity Date:	February 27, 2015

Twelve Month Notes:

Valuation Date:	August 26, 2015

Maturity Date:	August 28, 2015

Reference Stocks:	As set forth on the cover page.

Term:	As set forth on the cover page.

Initial Stock Price:	The closing price of the Reference Stock on the Pricing Date.

Final Stock Price:	The closing price of the Reference Stock on the applicable Valuation Date.

RBC Capital Markets, LLC
P2

Reverse Convertible Notes Each Linked to a Single Reference Stock

Payment at Maturity (if held to maturity):
For each $1,000 principal amount of the Notes, the investor will receive $1,000 plus any accrued and unpaid interest at maturity unless:

(i)           the Final Stock Price is less than the Initial Stock Price; and

(ii)          on any day during the Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value of those shares.  If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the applicable Reference Stock.

Monitoring Period:	From and excluding the Pricing Date to and including the applicable Valuation Date.

Monitoring Method:	Close of Trading Day

Physical Delivery Amount:
For each $1,000 principal amount, a number of shares of the Reference Stock equal to the principal amount divided by the Initial Stock Price, subject to adjustment as described in the product prospectus supplement.  If this number is not a round number, then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Calculation Agent:	RBC Capital Markets, LLC

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

We may use this pricing supplement in the initial sale of the RevCons. In addition, RBC Capital Markets, LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the RevCons after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2, P3 and P4 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P3

Reverse Convertible Notes Each Linked to a Single Reference Stock

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 25, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated July 25, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement dated July 25, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004072/s724130424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC
P4

Reverse Convertible Notes Each Linked to a Single Reference Stock

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The examples set forth below are provided for illustration purposes only.  The assumptions in each of the examples are purely hypothetical and do not relate to the actual performance of any Reference Stock.  The hypothetical terms do not represent the terms of an actual Note and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date.  We cannot predict the actual performance of any Reference Stock.

The table below illustrates the Payment at Maturity of the Notes (excluding the final Coupon), assuming an Initial Stock Price of $100, a Barrier Price of $80.00 and an initial investment of $1,000. Hypothetical Final Stock Prices are shown in the first column on the left.  For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Stock Price and no market disruption events. The second column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the market price of the Reference Stock does not fall below the Barrier Price at any time during the Monitoring Period. The third column shows the Payment at Maturity (as a percentage of the principal amount) in a case where the market price of the Reference Stock does fall below the Barrier Price during the Monitoring Period.  The fourth column shows the Physical Delivery Amount as a number of shares of the Reference Stock. The fifth column shows the Cash Delivery Amount, should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

Hypothetical Final Stock Price	If the closing market price of the Reference Stock does not fall below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	If the closing market price of the Reference Stock falls below the Barrier Price on any day during the Monitoring Period: Payment at Maturity as Percentage of Principal Amount	Physical Delivery Amount as Number of Shares of the Reference Stock	Cash Delivery Amount
$200.00	100.00%	100.00%	n/a	n/a
$175.00	100.00%	100.00%	n/a	n/a
$150.00	100.00%	100.00%	n/a	n/a
$125.00	100.00%	100.00%	n/a	n/a
$100.00	100.00%	100.00%	n/a	n/a
$90.00	100.00%	Physical or Cash Delivery Amount	10	$900
$80.00	100.00%	Physical or Cash Delivery Amount	10	$800
$79.90	n/a	Physical or Cash Delivery Amount	10	$799
$70.00	n/a	Physical or Cash Delivery Amount	10	$700
$60.00	n/a	Physical or Cash Delivery Amount	10	$600
$50.00	n/a	Physical or Cash Delivery Amount	10	$500
$25.00	n/a	Physical or Cash Delivery Amount	10	$250
$0.00	n/a	Physical or Cash Delivery Amount	10	$0.00

The Payments at Maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payments at Maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the Notes or on an investment in the Reference Stock.  Please read “Additional Risk Factors Specific to Your Notes” and “Hypothetical Returns on Your Notes” in the accompanying product prospectus supplement.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond purchased, and an option sold, by the investor (with an implicit option premium paid over time to the investor).  The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under “Supplemental Discussion of Canadian Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement.

RBC Capital Markets, LLC
P5

Reverse Convertible Notes Each Linked to a Single Reference Stock

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the applicable Reference Stock.  These risks are explained in more detail in the section “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Reference Stock between the pricing date and the valuation date. The rate of interest payable on the Notes, which will be payable for less than one year, may not be sufficient to compensate for any such loss.

•
Market Disruption Events and Adjustments —The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Consequences of Market Disruption Events” in the product prospectus supplement.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public —The initial estimated value for each of the Notes set forth on the cover page for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the applicable Reference Stock, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set —The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  The value of each of the Notes is not expected to correlate with the value of any other Note.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your notes.

RBC Capital Markets, LLC
P6

Reverse Convertible Notes Each Linked to a Single Reference Stock

U.S. FEDERAL TAX INFORMATION

•
RevCon 4515 (ATHN; CUSIP No: 78010UX77): 0.24% of each stated interest payment (11.75%) in total) will be treated as an interest payment and 11.51% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 4503 (FSLR; CUSIP No: 78010UW29): 0.24% of each stated interest payment (13.25%) in total) will be treated as an interest payment and 13.01% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 4509 (X; CUSIP No: 78010UW94): 0.34% of each stated interest payment (8.75%) in total) will be treated as an interest payment and 8.41% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 4510 (YHOO; CUSIP No: 78010UW86): 0.34% of each stated interest payment (8.25%) in total) will be treated as an interest payment and 7.91% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 4511 (AMZN; CUSIP No: 78010UX28): 0.57% of each stated interest payment (6.25%) in total) will be treated as an interest payment and 5.68% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

•
RevCon 4514 (GT; CUSIP No: 78010UX51): 0.57% of each stated interest payment (7.00%) in total) will be treated as an interest payment and 6.43% of each stated interest payment will be treated as payment for the Put Option for U.S. federal income tax purposes.

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 25, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes, and is supplemented by the following disclosure:

Dividend Equivalent: Under proposed U.S. Treasury Department regulations, withholding due to any payment being treated as a “dividend equivalent” (as discussed on page PS-34 of the product prospectus supplement) will begin no earlier than January 1, 2016.  In addition, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding.

RBC Capital Markets, LLC
P7

Reverse Convertible Notes Each Linked to a Single Reference Stock

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

Each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding each issuer of the Reference Stocks is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by each issuer with the SEC, information published by it on its respective website or in any other format, information about it obtained from any other source or the information provided below.

•
athenahealth, Inc. provides Internet-based business services for physician practices. The company's services include a revenue cycle management service that automates and manages billing-related functions for physician practices and includes a practice management platform. Its common stock trades on the Nasdaq Global Select Market under the symbol “ATHN.”

•
First Solar, Inc. designs and manufactures solar modules. The company uses a thin film semiconductor technology to manufacture electricity-producing solar modules. Its common stock trades on the Nasdaq Global Select Market under the symbol “FSLR.”

•
United States Steel Corporation is an integrated steel producer flat-rolled and tubular products with production operations in North America and Europe. The company uses iron ore and coke as primary raw materials for steel production. Its common stock trades on the New York Stock Exchange under the symbol “X.”

•
Yahoo! Inc. is a global internet media company that offers an online guide to web navigation, aggregated information content, communication services, and commerce. The company's site includes a hierarchical, subject-based directory of web sites, which enables users to locate and access information and services through hypertext links included in the directory. Its common stock trades on the Nasdaq Global Select Market under the symbol “YHOO.”

•
Amazon.com, Inc. is an online retailer that offers a wide range of products, including: books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, web-based credit card payment, and direct shipping to customers. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMZN.”

•
The Goodyear Tire & Rubber Company develops, manufactures, distributes, and sells tires. The company also manufactures and markets several lines of rubber and rubber-related chemicals and provides automotive repair services.The co mpany also retreads truck, aircraft, and heavy equipment tires. Prior to December 15, 2012, the company's common stock traded on the New York Stock Exchange. Its common stock currently trades on the Nasdaq Global Select Market under the symbol “GT.”

RBC Capital Markets, LLC
P8

Reverse Convertible Notes Each Linked to a Single Reference Stock

HISTORICAL INFORMATION

The following graphs set forth the recent historical performances of each of the Reference Stocks.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock. The information provided in each table is for the four calendar quarters of 2011, 2012 and 2013, the first and second calendar quarters of 2014 and the period from July 1, 2014 to August 26, 2014. (No price provided in the table for a particular period indicates that such Reference Stock was not traded at such time.)

We obtained the information regarding the historical performance of the Reference Stocks in the charts below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Stocks should not be taken as an indication of future performance, and no assurance can be given as to the market prices of any Reference Stock on the applicable Valuation Date.  We cannot give you assurance that the performance of any Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P9

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	50.53	40.48	45.13
4/1/2011	6/30/2011	47.92	38.97	41.10
7/1/2011	9/30/2011	72.63	41.08	59.55
10/1/2011	12/30/2011	66.99	40.79	49.12

1/1/2012	3/30/2012	78.24	48.75	74.12
4/1/2012	6/29/2012	87.09	69.38	79.17
7/1/2012	9/28/2012	97.37	78.67	91.77
10/1/2012	12/31/2012	92.55	56.33	73.45

1/1/2013	3/28/2013	99.77	74.47	97.04
4/1/2013	6/28/2013	97.52	82.03	84.72
7/1/2013	9/30/2013	117.71	83.95	108.56
10/1/2013	12/31/2013	144.42	104.67	134.50

1/1/2014	3/31/2014	206.49	128.47	160.24
4/1/2014	6/30/2014	168.18	97.30	125.13
7/1/2014	8/26/2014	142.60	117.77	142.60

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P10

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	175.41	130.25	160.84
4/1/2011	6/30/2011	163.00	111.40	132.27
7/1/2011	9/30/2011	134.18	61.57	63.21
10/1/2011	12/30/2011	67.71	29.88	33.76

1/1/2012	3/30/2012	50.20	24.50	25.05
4/1/2012	6/29/2012	25.14	11.43	15.06
7/1/2012	9/28/2012	26.31	13.85	22.15
10/1/2012	12/31/2012	33.38	19.69	30.88

1/1/2013	3/28/2013	36.98	24.46	26.96
4/1/2013	6/28/2013	59.00	25.66	44.73
7/1/2013	9/30/2013	51.59	35.59	40.21
10/1/2013	12/31/2013	65.95	40.00	54.64

1/1/2014	3/31/2014	74.84	47.05	69.79
4/1/2014	6/30/2014	74.18	57.82	71.06
7/1/2014	8/26/2014	71.80	60.15	71.02

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P11

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	64.02	51.33	53.94
4/1/2011	6/30/2011	55.75	40.95	46.04
7/1/2011	9/30/2011	47.32	21.73	22.01
10/1/2011	12/30/2011	29.23	18.85	26.46

1/1/2012	3/30/2012	32.52	24.78	29.37
4/1/2012	6/29/2012	30.66	17.67	20.60
7/1/2012	9/28/2012	23.84	17.81	19.07
10/1/2012	12/31/2012	24.78	18.74	23.87

1/1/2013	3/28/2013	26.29	19.19	19.50
4/1/2013	6/28/2013	19.70	15.80	17.53
7/1/2013	9/30/2013	21.68	16.87	20.59
10/1/2013	12/31/2013	30.47	20.44	29.50

1/1/2014	3/31/2014	31.14	23.32	27.61
4/1/2014	6/30/2014	28.80	22.47	26.04
7/1/2014	8/26/2014	39.57	25.68	39.49

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P12

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	17.84	15.42	16.65
4/1/2011	6/30/2011	18.84	14.50	15.04
7/1/2011	9/30/2011	15.95	11.09	13.16
10/1/2011	12/30/2011	16.75	13.38	16.13

1/1/2012	3/30/2012	16.39	14.35	15.22
4/1/2012	6/29/2012	16.00	14.73	15.83
7/1/2012	9/28/2012	16.36	14.59	15.98
10/1/2012	12/31/2012	19.97	15.66	19.90

1/1/2013	3/28/2013	23.88	18.89	23.53
4/1/2013	6/28/2013	27.68	22.71	25.11
7/1/2013	9/30/2013	33.84	24.82	33.16
10/1/2013	12/31/2013	41.00	31.71	40.44

1/1/2014	3/31/2014	41.72	34.45	35.90
4/1/2014	6/30/2014	37.30	32.15	35.13
7/1/2014	8/26/2014	38.21	32.94	37.79

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P13

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	191.60	160.59	180.13
4/1/2011	6/30/2011	206.39	175.39	204.49
7/1/2011	9/30/2011	243.99	177.12	216.23
10/1/2011	12/30/2011	246.71	167.00	173.10

1/1/2012	3/30/2012	209.85	172.00	202.51
4/1/2012	6/29/2012	233.84	183.66	228.35
7/1/2012	9/28/2012	264.08	212.62	254.32
10/1/2012	12/31/2012	263.08	218.23	251.14

1/1/2013	3/28/2013	284.68	252.07	266.49
4/1/2013	6/28/2013	283.31	245.78	277.69
7/1/2013	9/30/2013	320.50	277.18	312.64
10/1/2013	12/31/2013	405.50	296.56	398.79

1/1/2014	3/31/2014	408.06	330.89	336.52
4/1/2014	6/30/2014	348.17	284.38	324.78
7/1/2014	8/26/2014	364.84	304.60	341.83

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P14

Reverse Convertible Notes Each Linked to a Single Reference Stock

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2011	3/31/2011	15.71	11.42	14.98
4/1/2011	6/30/2011	18.83	14.44	16.77
7/1/2011	9/30/2011	18.25	9.15	10.09
10/1/2011	12/30/2011	15.47	8.53	14.17

1/1/2012	3/30/2012	15.80	11.07	11.22
4/1/2012	6/29/2012	12.36	9.24	11.81
7/1/2012	9/28/2012	13.54	9.55	12.19
10/1/2012	12/31/2012	13.84	10.91	13.81

1/1/2013	3/28/2013	14.65	12.46	12.61
4/1/2013	6/28/2013	16.06	11.83	15.30
7/1/2013	9/30/2013	23.24	15.16	22.45
10/1/2013	12/31/2013	24.00	19.84	23.85

1/1/2014	3/31/2014	28.32	22.33	26.13
4/1/2014	6/30/2014	28.48	23.79	27.78
7/1/2014	8/26/2014	28.70	23.89	25.13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC
P15

Reverse Convertible Notes Each Linked to a Single Reference Stock

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about August 29, 2014, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the applicable Reference Stock.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the applicable Reference Stock, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

RBC Capital Markets, LLC
P16